Exhibit 4.28

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

SERVICES AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

and

BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure 1 Contracts	33
Annexure 2 Elution Services Description and Flowchart	34
Annexure 3 Services	35
Annexure 4 Service Fees	37

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1.	PARTIES

1.1.	The Parties to this Agreement are –

1.1.1.	Harmony Gold Mining Company Limited; and

1.1.2.	Business Venture Investments No 1692 Proprietary Limited.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1.	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2.	“Agreement” means this shared services agreement;

2.1.3.	“BEE Co 1” means Business Venture Investments No 1677 Proprietary Limited, registration number 2012/035756/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.4.	“BEE Co 2” means Business Venture Investments No 1687 Proprietary Limited, registration number 2012/030646/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.5.	“BEE Co 3” means Business Venture Investments 1688 Proprietary Limited, registration number 2012/030648/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.6.	“Business” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.7.	“Closing Date” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

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2.1.8.	“Confidential Information” means any information or data relating to the Parties (even if not marked as being confidential, restricted, secret, proprietary or any similar designation), in whatever format and whether recorded or not (and if recorded, whether recorded in writing, on any electronic medium or otherwise), which –

2.1.8.1.	by its nature or content is identifiable as confidential and/or proprietary to a Party; or

2.1.8.2.	is intended or by its nature or content could reasonably be expected to be confidential and/or proprietary to a Party,

and includes –

2.1.8.3.	information relating to a Party’s existing and future strategic objectives and existing and future business plans and corporate opportunities;

2.1.8.4.	technical, commercial, scientific, marketing, business or financial information, techniques, know-how, operating methods and procedures;

2.1.8.5.	details of costs, sources of materials and customer lists (whether actual or potential) and other information relating to the existing and prospective customers and suppliers of a Party;

2.1.8.6.	pricing, price lists and purchasing policies;

2.1.8.7.	computer data, programmes and source codes;

2.1.8.8.	products, drawings, designs, plans, functional and technical requirements and specifications; and

2.1.8.9.	any information which is not readily available to a competitor of a Party in the ordinary course of business;

2.1.9.	“Contracts” means the contracts referred to in the list attached hereto as Annexure “1”;

2.1.10.	“Contractor Agreement” means the contract mining agreement entered or to be entered into between Harmony and PhoenixCo in terms of which, from the Closing Date to the Contractor Agreement Termination Date, Harmony appoints PhoenixCo to process the Tailings Dams;

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2.1.11.	“Contractor Agreement Termination Date” means the date on which the Contractor Agreement terminates in accordance with its provisions;

2.1.12.	“CPI” means the average annual rate of change (expressed as a percentage) in the Consumer Price Index, for all urban areas as published in the Government Gazette by Statistics South Africa, or such other index reflecting the official rate of inflation in the Republic of South Africa as may replace it, which annual change shall be determined by comparing the most recently published monthly index with the index published in respect of the corresponding month in the previous year;

2.1.13.	“Deposition Service” means the service to be provided by Harmony to PhoenixCo in terms of which Harmony grants access to PhoenixCo to dump the Tailings on such deposition site as Harmony may direct;

2.1.14.	“Disbursements” means all and any disbursements incurred or to be incurred by Harmony on behalf of PhoenixCo in rendering a Service;

2.1.15.	“Electricity Supply Services” means the services to be provided by Harmony in respect of the Business in terms of which Harmony provides power to PhoenixCo for the operation of the Business;

2.1.16.	“Elution Services” means the elution and associated services provided by Harmony in respect of the Business as at the Signature Date, which services are described and illustrated in the description and flowchart attached hereto as Annexure “2”;

2.1.17.	“Employee Secondment Services” means the supply by Harmony of employees to PhoenixCo, as set out in clause 9.2;

2.1.18.	“Employees” means all employees of Harmony employed solely in respect of the Business as at the Closing Date;

2.1.19.	“Event of Force Majeure” means any event or circumstance whatsoever which shall not be within the reasonable control of a Party including vis major, casus fortuitus, any act of God, strike, theft, fire, explosion, riot, insurrection or other civil disorder, war (whether declared or not) or military operations, international restrictions, any requirement of any international authority, any requirement of any government or other competent local authority, any court order, export control and any shortage and/or cessation of transport facilities or of the supply of electricity;

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2.1.20.	“First Period” means the period commencing on the Closing Date and terminating on the 2nd (second) anniversary of the Closing Date;

2.1.21.	“Funding Agreements” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.22.	“Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.23.	“Harmony’s Group” means Harmony and its wholly owned subsidiaries excluding all members of PhoenixCo and its subsidiaries;

2.1.24.	“Harmony Group Company” means any company within Harmony’s Group;

2.1.25.	“Harmony Shareholder Loan” shall bear the meaning ascribed to that term in clause 14.1 of the Subscription, Sale and Shareholders Agreement;

2.1.26.	“Harmony’s Designated Account” means the bank account nominated by Harmony, the details of which are set out below, or such other account as Harmony may designate in writing on 5 (five) business days notice to PhoenixCo –

Name of Account	Harmony Gold Mining Company Current Account
Bank:	Nedbank Limited
Branch:	Corporate Client Services
Branch Code:	145405
Account Number:	1454115866

2.1.27.	“Independent Auditors” means such independent auditors as may be agreed between the Parties, or failing agreement within 10 (ten) business days from the date of a request by either Party for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants;

2.1.28.	“Integrated Services” means the following Services to be provided by Harmony to PhoenixCo in terms of this Agreement: finance, information technology, management accounting, payroll administration, human resources and supply chain;

2.1.29.	“Month” means a “cost month”, determined from time to time by Harmony;

2.1.30.	“Parties” means the parties to this Agreement;

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2.1.31.	“PhoenixCo” means Business Venture Investments No 1692 Proprietary Limited, registration number 2012/041001/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.32.	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;

2.1.33.	“Rand Refinery Contract” means the agreement entered into between Harmony and Rand Refinery Limited in terms of which Rand Refinery Limited refines gold produced by Harmony Group Companies;

2.1.34.	“Representatives” means any employees, representatives, officers, directors, consultants, agents, contractors and sub-contractors of Harmony or a Harmony Group Company and, in the case of such contractors and sub-contractors, their employees, representatives, directors, officers, consultants, agents, contractors and sub-contractors;

2.1.35.	“Sale of Business Agreement” means the sale of business agreement entered or to be entered into between Harmony and PhoenixCo, in terms of which PhoenixCo purchases the Business from Harmony;

2.1.36.	“Service Fee” means the service fees determined in accordance with clause 13;

2.1.37.	“Services” means –

2.1.37.1.	those services which have been agreed between Harmony and PhoenixCo and which are listed in the annexure attached hereto as Annexure “3”, including the Integrated Services, the Elution Services, the interim Services provided in terms of clause 6, the Water Supply Services, the Treasury Function Services, the Deposition Services and the Employee Secondment Services;

2.1.37.2.	the services rendered by Harmony or a Harmony Group Company, as the case may be, to PhoenixCo, as at the Closing Date, to the extent that such services have not been listed in Annexure “3”; and

2.1.37.3.	any other service which may be agreed, in writing, between Harmony and PhoenixCo;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.38.	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.39.	“Sikhuliso SPV” means Histopath Proprietary Limited, registration number 2012/082229/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.40.	“St Helena Dams” shall bear the meaning ascribed thereto in the Sale of Business Agreement;

2.1.41.	“Subscription, Sale and Shareholders Agreement” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.42.	“Tailings” means the residue produced after or during the processing of the Tailings Dams;

2.1.43.	“Tailings Dams” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.44.	“Treasury Function Service” means the treasury function provided by Harmony in respect of the Business, as at the Closing Date;

2.1.45.	“VAT” means value-added tax as levied from time to time in terms of the VAT Act;

2.1.46.	“VAT Act” means the Value-Added Tax Act, 1991;

2.1.47.	“Water Allocation” means an amount of not more than 720 (seven hundred and twenty) megalitres of water per month; and

2.1.48.	“Water Supply Services” means the supply by Harmony of water required by PhoenixCo to conduct the Business to PhoenixCo.

2.2.	In this Agreement -

2.2.1.	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2.	an expression which denotes -

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

2.2.2.3.	the singular includes the plural and vice versa;

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2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3.	Any reference in this Agreement to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3.	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning; and

2.3.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.7.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15.	Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -

2.15.1.	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.15.2.	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.15.3.	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.15.4.	the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.15.5.	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.16.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.17.	This Agreement incorporates the annexures which annexures shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3.	INTRODUCTION

3.1.	As at the Closing Date, Harmony provides the Services in respect of the Business.

3.2.	Harmony shall continue to provide the Services to PhoenixCo on the terms and subject to the conditions contained in this Agreement.

3.3.	PhoenixCo wishes to appoint Harmony and Harmony wishes to accept such appointment to perform and render, or cause to be performed and rendered, the Services to PhoenixCo upon the terms and subject to the conditions contained in this Agreement.

3.4.	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4.	NATURE AND DURATION OF AGREEMENT

4.1.	This Agreement shall commence on the Closing Date and shall endure indefinitely, subject to the right of PhoenixCo or Harmony to terminate this Agreement, on not less than 6 (six) months’ written notice to the other Party, provided that such written notice shall not be given prior to the 18th (eighteenth) month after the Closing Date such that this Agreement shall not terminate prior to the expiry of the First Period.

4.2.	The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, PhoenixCo shall be entitled to terminate the provision of any of the Services on not less than 3 (three) months’ written notice to Harmony, provided that PhoenixCo shall not be entitled to give such written notice in terms of this clause 4.2 prior to the 21st (twenty first) month after the Closing Date such that no Service shall be terminated prior to the expiry of the First Period and provided further that, to the extent that PhoenixCo wishes to terminate any one of the Integrated Services, it shall be obliged to terminate all of the Integrated Services.

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4.3.	This Agreement shall endure in accordance with the provisions of clauses 4.1 and 4.2, unless terminated in accordance with the provisions of clause 24.

5.	APPOINTMENT

5.1.	PhoenixCo hereby appoints Harmony to perform and render, or cause to be performed and rendered, the Services with effect from the Closing Date, which appointment Harmony hereby accepts with effect from the Closing Date, upon the terms and subject to the conditions contained in this Agreement.

5.2.	Notwithstanding the provisions of clause 5.1, the Water Supply Services, the Electricity Supply Services and the Elution Services shall only be provided by Harmony with effect from the Contractor Agreement Termination Date.

5.3.	This Agreement shall operate as a severable and distinct agreement in respect of each of the Services.

5.4.	Notwithstanding anything to the contrary contained herein, Harmony shall have the right to appoint any Harmony Group Company as subcontractor in respect of the whole or any part of the Services, provided that Harmony hereby guarantees, as surety for and co-principal debtor in solidum with such Harmony Group Company, the due and proper compliance by such Harmony Group Company with all the terms and conditions herein imposed on Harmony.

5.5.	The Services shall be rendered using the same degree of skill, care, diligence, efficiency, prudence and foresight and subject to the same internal procedures, standards, time frames and policies as are generally applied by Harmony or a Harmony Group Company, as the case may be, from time to time in rendering the same or similar services to its business units, provided that in rendering the Services, Harmony or the Harmony Group Company, as the case may be, shall be obliged to act at all times in a manner which is not grossly negligent in the circumstances. Harmony or the Harmony Group Company, as the case may be, shall render the Services in compliance with all applicable laws and regulations.

6.	DEPOSITION SERVICES

The Deposition Services shall be provided until such time as PhoenixCo is able to deposit Tailings on the St Helena Dams and shall resume, subject to the provisions of clause 4, in the event that PhoenixCo is unable to dump the Tailings on the St Helena Dams.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

7.	INTERIM SERVICES

7.1.	Harmony shall, with effect from the Closing Date, provide the services currently provided in terms of the Contracts to PhoenixCo, on the same terms and conditions as Harmony provides the other Services in terms of this Agreement.

7.2.	Notwithstanding anything to the contrary contained in this Agreement but subject to the right of termination in terms of clause 4.1, Harmony shall provide each interim service until such time as PhoenixCo has entered into separate contracts with the relevant service provider or an alternative service provider, as the case may be, for the provision of such services directly to PhoenixCo (“Separate Contracts”), whereafter such services shall no longer be provided by Harmony in terms of this Agreement.

7.3.	PhoenixCo undertakes to do all such things as may be necessary to enter into and expedite the entering into of the Separate Contracts as soon as reasonably possible after the Closing Date, and Harmony undertakes to do all such things as may be necessary to assist PhoenixCo in this regard.

8.	WATER SUPPLY SERVICES

8.1.	Harmony shall supply PhoenixCo with the water required by PhoenixCo to conduct the Business, in accordance with the provisions of this clause 8, with effect from the Contractor Agreement Termination Date.

8.2.	Notwithstanding anything to the contrary contained in this Agreement but subject to the right of termination in terms of clause 4.1, Harmony shall provide the Water Supply Services until such time as PhoenixCo has procured its own independent water source.

8.3.	Harmony shall supply PhoenixCo with the water required by PhoenixCo to conduct the Business from Harmony’s water source known as “Dam 13” subject to the following provisions -

8.3.1.	Harmony shall not be obliged to supply PhoenixCo with more water than is available in Dam 13 after providing for such water as may be necessary for the purposes of conducting Harmony’s operations or the operations of any of its other subsidiaries;

8.3.2.	PhoenixCo shall –

8.3.2.1.	collect the run-off water from its depositional facilities, including the St Helena Dams and shall redirect such run-off water to Dam 13;

8.3.2.2.	maintain its water reticulation systems and beneficiation plant equipment and conduct its mining activities and slurry pumping in accordance with industry standards in order to ensure that there is no wastage of water; and

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8.3.2.3.	be responsible for the pumping of water from Dam 13 to PhoenixCo’s operations and the redirection of the run-off water to Dam 13, and all costs associated therewith, including the costs of pumping, maintenance, labour, depreciation and water tariff costs; and

8.3.3.	in the event that the level of water in Dam 13 decreases such that Harmony is not able to pump its required monthly supply of water necessary for the purposes of conducting its operations and the operations of any of its other subsidiaries (“Harmony’s Water Requirements”), the supply of water by Harmony to PhoenixCo shall be decreased by the amount of water which is required by Harmony to make up Harmony’s Water Requirements, subject to the following provisions -

8.3.3.1.	if the level of water in Dam 13 decreases such that PhoenixCo is not able to pump at least 80% (eighty percent) of the Water Allocation for a period of less than 6 (six) consecutive months which results in PhoenixCo not being able to service the normal loan repayments during this period, Harmony shall be obliged to fund any shortfall experienced by PhoenixCo in funding the operational expenses of PhoenixCo necessary for the operation of the Business (including PhoenixCo’s obligation to repay loan accounts in terms of the Funding Agreements), by way of a shareholder’s loan, the repayment of which loan shall be –

8.3.3.1.1.	subordinate to the repayment by PhoenixCo of the shareholder loans made by each of the shareholders of PhoenixCo on the Closing Date as set out in clauses 14.1 and 14.2 of the Subscription, Sale and Shareholders Agreement; and

8.3.3.1.2.	repayable in accordance with the provisions of clause 15.2 of the Subscription, Sale and Shareholders Agreement,

provided that PhoenixCo shall be obliged to do all such things as may be necessary to reduce the operational costs of the Business during this period; or

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8.3.3.2.	if the level of water in Dam 13 decreases such that PhoenixCo is not able to pump at least 80% (eighty percent) of the Water Allocation for a period of more than 6 (six) consecutive months, Harmony hereby grants to BEE Co 1, BEE Co 2, BEE Co 3 and Sikhuliso SPV (collectively), the BEE Shareholders Put Option on the terms and conditions contained in clause 18 of the Subscription, Sale and Shareholders Agreement, provided that to the extent that BEE Co 1, BEE Co 2, BEE Co 3 and Sikhuliso SPV elect not to exercise the BEE Shareholders Put Option, the obligations of Harmony as contained in clause 8.3.3.1 shall continue to be applicable.

8.4.	Notwithstanding the supply of water by Harmony, PhoenixCo undertakes do all such things as may be necessary to procure an independent water source for the purposes of operating its Business.

9.	EMPLOYEE SECONDMENT SERVICE

9.1.	It is recorded that Harmony and PhoenixCo have, or will, sign, in fulfilment of a condition precedent to the Sale of Business Agreement, an agreement in terms of which the contracts of employment of the Employees shall not be transferred from Harmony to PhoenixCo, in accordance with the provisions of section 197(6) of the Labour Relations Act, 1995.

9.2.	The Parties have therefore agreed that Harmony shall provide the Employee Secondment Service to PhoenixCo, in terms of which employees of Harmony shall remain employed by Harmony but shall be seconded to PhoenixCo to provide their services to PhoenixCo.

10.	TREASURY FUNCTION SERVICE

10.1.	As part of the Treasury Function Service provided by Harmony to PhoenixCo, Harmony shall –

10.1.1.	collect the proceeds payable to PhoenixCo arising as a result of the sale of gold by PhoenixCo, plus all interest accrued thereon, if any; and

10.1.2.	make payment of all amounts owing to creditors of PhoenixCo in respect of any claim such creditors, including any Harmony Group Company, may have against PhoenixCo, as and when such claims arise, plus all interest accrued thereon, provided that Harmony shall not be obliged to provide any credit whatsoever and provided further that there are sufficient proceeds to pay such creditors, if any, on PhoenixCo’s behalf.

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10.2.	Harmony shall be entitled, at its election, to provide working capital to PhoenixCo for the purpose of paying its creditors, which shall constitute a loan repayable by PhoenixCo to Harmony on demand, with interest to accrue at the Prime Rate.

11.	ELUTION SERVICES

11.1.	If at any time either Party is of the view that the manner in which the Elution Services are being provided (i) is not being provided in a fair and equitable manner or would impose an unreasonable hardship upon either of the Parties, (ii) is not being provided in accordance with the description and/or the flowchart attached hereto as Annexure “2” and/or (iii) should not be provided in accordance with the description and/or the flowchart attached hereto as Annexure “2” (“Dispute”), such Dispute shall, at the election of either Party, be referred to the Chief Executive Officers of both Parties, who shall meet and in good faith, after full consideration of the circumstances, attempt to agree, as to how the Dispute may be resolved in a fair and equitable manner. In particular, the Parties shall use reasonable endeavours to determine whether –

11.1.1.	the manner in which the Elution Services are being provided is fair and equitable;

11.1.2.	if it is determined that such procedure or policy is not fair and equitable, determine the changes to be made to the manner in which the Elution Services are being provided in order to ensure that it is fair and equitable;

11.1.3.	an amendment and/or variation to the description and/or flowchart set out in Annexure “2” is required; and/or

11.1.4.	to the extent that the provision of the Elution Services as at the date of the Dispute has resulted in a loss to Harmony or PhoenixCo, the loss which has occurred and the means by which Harmony or PhoenixCo, as the case may be, shall be compensated for such loss.

11.2.	Should the Chief Executive Officers be unable to resolve the Dispute within 15 (fifteen) business days after the Dispute has been referred to them, such Dispute may be referred by either Party to an independent mining expert acceptable to both Parties, with not less than 10 (ten) years’ experience in the metallurgy industry (failing which the South African Institute of Mining and Metallurgy shall be called upon to select such independent mining expert), which independent mining expert, acting as an expert and not as an arbitrator, shall be instructed to make the determinations set out in clauses 11.1.1 to 11.1.4.

11.3.	The determination of the independent mining expert shall be final and binding.

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12.	OBLIGATIONS OF PHOENIXCO

12.1.	At PhoenixCo’s cost and expense and if required by Harmony in order to enable Harmony to perform and render the Services, PhoenixCo shall timeously, but in any event by not later than 5 (five) business days after receipt of written request from Harmony -

12.1.1.	provide all relevant information and data to Harmony;

12.1.2.	make available to, and allow Harmony and its Representatives access, at all reasonable times, to –

12.1.2.1.	all relevant databases, records and electronic systems;

12.1.2.2.	all relevant premises;

12.1.2.3.	all relevant equipment; and

12.1.2.4.	suitably qualified representatives of PhoenixCo as may be necessary to enable Harmony to provide the Services.

12.2.	PhoenixCo shall use reasonable endeavours to ensure that the information and data referred to in clause 12.1.1 and the databases, records and electronic systems referred to in clause 12.1.2.1 shall be accurate and correct in all material respects and that use thereof by Harmony for purposes of performing and rendering the Services in accordance with the provisions of this Agreement shall, to the extent necessary, be authorised (by all relevant authorities and other persons from whom such authorisation shall be required in terms of any applicable law and/or agreement such that use by Harmony does not infringe any third party rights) in terms of all relevant procedures.

13.	SERVICE FEE

The Service Fee payable by PhoenixCo to Harmony for the provision of each of the Services shall be as set out in Annexure “4” attached hereto per month, which Service Fees shall escalate in accordance with CPI on each anniversary of the Signature Date, provided that, from the Closing Date, Harmony shall not be obliged to –

13.1.	provide any credit whatsoever to PhoenixCo;

13.2.	pay any amount to any third party on behalf of PhoenixCo, save as set out in clause 10.1.2; or

13.3.	pay any amount to the employees of PhoenixCo on behalf of PhoenixCo.

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14.	DISBURSEMENTS

PhoenixCo shall reimburse Harmony for all direct costs actually incurred by it in performing and rendering the Services pursuant to this Agreement from the Closing Date, plus VAT thereon including, without limitation -

14.1.	costs incurred by Harmony on behalf of any Harmony Group Company;

14.2.	costs incurred by any Harmony Group Company;

14.3.	costs incurred in the provision of the Elution Services;

14.4.	costs incurred in the provision of power;

14.5.	remuneration of the Employees which are seconded by Harmony to PhoenixCo in terms of the Employee Secondment Service;

14.6.	all reasonable travel, accommodation and subsistence costs incurred by the Representatives; and

14.7.	all costs and expenses actually incurred by Harmony in consulting with external professional advisors in relation to the Services including, without limitation, reasonable costs incurred in consulting with accountants, legal advisors and banking advisors and professional advisors in the industry relevant to the Services (which external professional advisors Harmony may consult whenever reasonably necessary in performing and rendering the Services), provided that, where reasonably possible, Harmony, will, in co-operation with PhoenixCo, procure that PhoenixCo instructs the relevant external professional advisor directly, and that PhoenixCo is invoiced by such external professional advisor directly.

15.	PAYMENT OF THE SERVICE FEE AND DISBURSEMENTS

15.1.	PhoenixCo shall pay to Harmony the Service Fee in respect of each Service and, to the extent applicable, the Disbursements in respect of each Service in accordance with this clause 15.

15.2.	Harmony shall present to PhoenixCo a VAT invoice within 10 (ten) business days of the end of each Month, reflecting the Service Fees and the Disbursements, if any, and to the extent applicable, the VAT payable in respect of such Disbursements, payable in respect of each of the Services rendered by Harmony during that Month and an itemised break down of the calculation of the total fee payable by PhoenixCo (“Total Service Fee”). The Total Service Fee shall be paid by PhoenixCo to Harmony within 10 (ten) business days of receipt by PhoenixCo of the aforesaid VAT invoice, by electronic transfer of immediately available and freely transferable funds to Harmony’s Designated Account.

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15.3.	Each of the Parties shall be responsible for and shall pay all taxes and levies levied against it in connection with the provisions of this Agreement.

15.4.	Should PhoenixCo fail to make any payment under or arising from this Agreement on the due date thereof then, without prejudice to such other rights as may accrue to Harmony consequent upon such failure, at the election of Harmony –

15.4.1.	the Harmony Shareholders Loan will be increased by an amount equal to such overdue amount; or

15.4.2.	such overdue amount will bear interest at 200 (two hundred) basis points above the Prime Rate, from the due date for payment to the date of actual payment, both dates inclusive.

15.5.	Should there be any dispute between the Parties as to the calculation of the Total Service Fee, including in respect of any itemised break down contemplated in clause 15.2, such dispute shall first be submitted to the Chief Executive Officers of Harmony and PhoenixCo for resolution. Should the Chief Executive Officers of Harmony and PhoenixCo be unable to resolve the dispute within 10 (ten) business days after the dispute was referred to them, such dispute will be referred to the Independent Auditors for determination, who shall act as experts and not as arbitrators. The Parties agree that the payment of any amount in dispute between the Parties shall be payable, to the extent that it is determined to be payable, following the resolution of the dispute in terms of this clause 15.5. All amounts which are not the subject matter of any dispute between the Parties shall be payable in accordance with the provisions of clauses 15.1 to 15.4.

16.	LIMITATION OF LIABILITY

16.1.	Notwithstanding any provision to the contrary contained in this Agreement, no liability shall attach to Harmony, any Harmony Group Company or the Representatives for any actual or contingent losses, claims, liabilities, damages, costs or expenses of any nature whatsoever which PhoenixCo or any other person may suffer or incur as a result of or in connection with the performance or rendering of the Services (including any act or omission) by Harmony, any Harmony Group Company or Representatives in terms of this Agreement, except by reason of, and to the extent of any gross negligence, wilful misconduct and/or fraud by Harmony, a Harmony Group Company or their Representatives, as the case may be, provided that any liability arising from –

16.1.1.	gross negligence or wilful misconduct shall be limited to the aggregate amount paid by PhoenixCo in relation to such Service, divided by the number of months in respect of which the Service Fee has been paid multiplied by 12 (twelve); and

16.1.2.	fraud shall be limited to actual damages suffered by PhoenixCo.

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16.2.	Notwithstanding any other provision of this Agreement, in no event will Harmony be liable to PhoenixCo or any third party for any loss of profit or any other indirect, special or consequential loss (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof).

16.3.	The Parties acknowledge and agree that the limitation of liability contemplated in clauses 16.1 and 16.2 shall not limit PhoenixCo from claiming specific performance of Harmony’s obligations under this Agreement.

17.	INDEMNITY

17.1.	Without prejudice to any of the rights of Harmony or any Harmony Group Company, as the case may be, or any of their Representatives (“Indemnified Parties”) at law or in terms of any other provision of this Agreement, PhoenixCo hereby gives the Indemnified Parties an indemnity against and shall hold each of the Indemnified Parties harmless against all actual and contingent losses, claims, liabilities, damages, costs (including, without limitation, legal costs on the scale as between attorney and own client and any additional legal costs) and expenses of any nature whatsoever (but excluding for any loss of profit or any other indirect, special or consequential loss (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof)) which any of the Indemnified Parties may suffer or incur as a result of or in connection with the performance or rendering of the Services (including any act or omission) by the Indemnified Parties in terms of this Agreement (“Indemnified Loss”), except by reason of, and to the extent of the Indemnified Parties’ gross negligence and/or wilful misconduct or fraud.

17.2.	Harmony shall not admit any liability in respect of any claim which may be made in respect of any Indemnified Loss. Harmony will notify PhoenixCo of any claim which may be made against the Indemnified Parties as expeditiously as possible after Harmony becomes aware thereof. PhoenixCo will be entitled to contest the claim concerned in the name of the Indemnified Party, at its own cost, and will be entitled to control the proceedings in regard thereto, provided that -

17.2.1.	the actions of PhoenixCo shall be subject to such conditions and restrictions as Harmony may reasonably stipulate if PhoenixCo’s actions in relation to the Indemnified Loss could have implications outside of the actual liability concerned for Harmony or any Harmony Group Company, as the case may be;

17.2.2.	PhoenixCo delivers to Harmony a written indemnity on terms reasonably acceptable to Harmony, indemnifying the Indemnified Party against all charges and all legal costs (not limited by any scale) which may be incurred or awarded as a consequence of such steps. Harmony will be entitled to require PhoenixCo to give reasonable security against such costs; and

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17.2.3.	Harmony will -

17.2.3.1.	render reasonable assistance to PhoenixCo (at the expense of PhoenixCo) in regard to the steps taken by PhoenixCo; and

17.2.3.2.	make all relevant books and records available to PhoenixCo.

17.3.	PhoenixCo shall be obliged to pay the relevant Indemnified Party the amount of any Indemnified Loss suffered or incurred by the Indemnified Party as soon as the Indemnified Party is obliged to pay the amount thereof (in the case of any Indemnified Loss which involves a payment by them) or as soon as the Indemnified Party suffers the Indemnified Loss (in the case of an Indemnified Loss which does not involve a payment by them). If any Indemnified Party makes any payment in respect of the Indemnified Loss, Harmony shall provide PhoenixCo with proof of such payment.

17.4.	Any claim by a Party (“Claiming Party”) against the other Party (“Paying Party”) based on a breach of a representation, undertaking or warranty contained in this Agreement, or in respect of any other matter against which a Paying Party has undertaken to indemnify the Claiming Party, shall be reduced by an amount equal to any tax benefit received by the Claiming Party as a result thereof, based on the nominal tax rate applicable at the time (“Tax Benefit”). A Claiming Party is assumed to be entitled to such Tax Benefit unless it proves otherwise, before the date on which the payment of the claim must be made by the Paying Party.

17.5.	If any payment of a claim in terms of this Agreement gives rise to a liability of the Claiming Party to pay VAT, the Paying Party hereby undertakes to pay the Claiming Party the amount of such VAT.

18.	REPORTING

18.1.	Representatives designated by each of the Parties in writing (“Designated Representatives”), will meet on a monthly basis, or more frequently at their discretion, to ensure that the Services are being performed in accordance with the scope of the Services.

18.2.	The Designated Representatives will address any performance related issues, the maintenance of quality standards or personnel disputes which may arise in relation to the delivery of the Services.

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18.3.	If any dispute arises between the Parties in relation to the performance of the Services, the Designated Representatives will have the authority to resolve any dispute as soon as is practicable.

18.4.	If the Designated Representatives are unable to resolve the dispute within a reasonable period of time, the issue will be escalated and determined in accordance with the provisions of clause 25.

19.	FORCE MAJEURE

19.1.	Should Harmony or any Harmony Group Company be prevented from fulfilling any of its obligations in terms of this Agreement in respect of the Services as a result of an Event of Force Majeure, then –

19.1.1.	those obligations shall be deemed to have been suspended to the extent that, and for so long as Harmony or the Harmony Group Company shall so be prevented from fulfilling them and the corresponding obligations of PhoenixCo shall be suspended to the corresponding extent;

19.1.2.	Harmony shall promptly notify PhoenixCo in writing of such Event of Force Majeure, and such notice shall include an estimation of the approximate period for which the suspension in terms of clause 19.1.1 will endure. Such estimate shall not be binding on Harmony; and

19.1.3.	the duration of any period in which any Services affected by the Event of Force Majeure shall have been agreed to be performed, as well as each period within which, and each date by which, any obligation shall be required to be performed in terms of this Agreement, shall be extended or postponed, as the case may be, by the period of suspension in terms of clause 19.1.1.

19.2.	In the event that Harmony or any Harmony Group Company shall -

19.2.1.	partially or completely cease to be prevented from fulfilling its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) by the Event of Force Majeure, Harmony shall immediately give written notice to PhoenixCo of such cessation, and Harmony or the Harmony Group Company shall, as soon as possible, fulfil its obligations which shall previously have been suspended, provided that, in the event, and to the extent that, fulfilment shall no longer be possible or PhoenixCo shall have given written notice that it no longer requires such fulfilment, Harmony or the Harmony Group Company shall not be obliged to fulfil its suspended obligations, and PhoenixCo shall not be obliged to fulfil its corresponding obligations; or

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19.2.2.	be unable to perform any of its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) in terms of this Agreement for a period of more than 20 (twenty) business days as a result of any Event of Force Majeure, PhoenixCo shall be entitled to cancel this Agreement by giving 10 (ten) business days’ written notice to that effect to Harmony, provided that if Harmony or the Harmony Group Company shall be able to provide some or part of the Services in terms of this Agreement, PhoenixCo shall not be entitled to cancel this Agreement, and the Parties undertake to amend the scope of the Services to be provided by Harmony or the Harmony Group Company in terms of this Agreement accordingly. Further, PhoenixCo shall be entitled to procure those Services affected by the Event of Force Majeure from any third party.

19.3.	Subject to clause 19.2.2, in the event that Harmony or a Harmony Group Company shall be unable to perform any of the Services in terms of this Agreement at any time as a result of an Event of Force Majeure, PhoenixCo, shall be entitled to procure the relevant Service from any third party for as long as Harmony or a Harmony Group Company shall be unable to perform such Service.

20.	GENERAL WARRANTIES

20.1.	Each of the Parties hereby warrants to and in favour of the other that –

20.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

20.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

20.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

20.1.3.1.	contravene any law or regulation to which that Party is subject;

20.1.3.2.	contravene any provision of that Party’s constitutional documents; or

20.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it;

20.1.4.	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

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20.1.5.	it is entering into this Agreement as principal (and not as agent or in any other capacity);

20.1.6.	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

20.1.7.	no other party is acting as a fiduciary for it; and

20.1.8.	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

20.2.	Each of the representations and warranties given by the Parties in terms of clause 20.1 shall –

20.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

20.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

20.2.3.	prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

21.	CONFIDENTIALITY

21.1.	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential –

21.1.1.	any Confidential Information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) in writing, visual or machine readable form (including by fax and other forms of electronic transmission) or orally and which is stated to be or by its nature is intended to be confidential; and

21.1.2.	all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of the Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion.

21.2.	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 21 it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

21.3.	Each Party undertakes, subject to clause 21.4, not to disclose any information which is to be kept confidential in terms of this clause 21, nor to use such information for its own or anyone else’s benefit.

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21.4.	Notwithstanding the provisions of clause 21.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

21.5.	The obligation of confidentiality placed on the Parties in terms of this clause 21 shall cease to apply to a Recipient in respect of any information which –

21.5.1.	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

21.5.2.	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

21.5.3.	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

21.5.4.	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that –

21.5.5.	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 21.5.1 to 21.5.4;

21.5.6.	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

21.5.7.	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.

21.6.	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 21.5.4, the Recipient will –

21.6.1.	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

21.6.2.	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

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21.6.3.	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

21.6.4.	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

21.6.5.	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

22.	PUBLICITY

22.1.	Subject to clause 22.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement.

22.2.	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Party in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 22.

22.3.	This clause 22 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

23.	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

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24.	BREACH

24.1.	The Parties record that -

24.1.1.	the termination of any individual Service in accordance with the provisions of this Agreement will not affect the continuation of any other Services provided in terms of this Agreement, provided that, to the extent that PhoenixCo wishes to terminate any one of the Integrated Services, it shall be obliged to terminate all of the Integrated Services; and

24.1.2.	each Service may only be terminated in whole (and not in part only).

24.2.	If a Party -

24.2.1.	takes steps to place itself, or is placed, in liquidation, whether voluntarily or compulsorily, or in judicial management, in either case whether provisionally or finally;

24.2.2.	takes steps to de-register itself or is de-registered;

24.2.3.	commits a material breach of any provision of this Agreement and fails to remedy the breach within 10 (ten) business days after it receives written notice to do so (“Notice Period”), provided that -

24.2.3.1.	if the breach can reasonably be remedied within a shorter period, the Party giving the notice may specify that shorter period in the notice and the Party in default shall remedy the breach within that period; or

24.2.3.2.	if the breach cannot reasonably be remedied within such 10 (ten) business day period, the Party in default shall be entitled to an extension, not exceeding a further 10 (ten) business days, to remedy the breach, on condition that the Party in default provides evidence to the reasonable satisfaction of the other Party within such 10 (ten) business day period that effective steps to remedy the breach have been initiated and continues to provide such evidence on an ongoing basis that the steps are being expeditiously pursued, the Party shall be in default.

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24.3.	If a Party is in default (“Defaulting Party”), the other Party (“the Aggrieved Party”) shall be entitled, at its option without prejudice to any other right that it may have under this Agreement or at law -

24.3.1.	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party’s obligations; or

24.3.2.	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Neither Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if -

24.3.2.1.	it is capable of being remedied, but is not so remedied within the Notice Period; or

24.3.2.2.	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

24.4.	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

24.5.	The Aggrieved Party’s remedies in terms of this clause 24 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

25.	DISPUTE RESOLUTION

25.1.	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

25.2.

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon

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the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

25.3.	Either Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

25.4.	Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

25.5.	Any arbitration in terms of this clause 25 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

25.6.	This clause 25 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

25.7.	The Parties agree that the written demand by a Party in terms of clause 25.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

26.	NOTICES AND DOMICILIA

26.1.	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers -

Physical Address	Harmony

Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332

Marked for the attention of: The Company Secretary

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Physical Address	PhoenixCo

Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332

Marked for the attention of: Frank Abbott

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

26.2.	All notices to be given in terms of this Agreement will be given in writing and will -

26.2.1.	be delivered by hand or sent by telefax, and not by way of email;

26.2.2.	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

26.2.3.	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

26.3.	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 26.

27.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

28.	APPLICABLE LAW AND JURISDICTION

28.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

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28.2.	Subject to clause 25, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

29.	NEW LAWS AND INABILITY TO PERFORM

29.1.	If any law comes into operation subsequent to the signature of this Agreement which law affects any aspect or matter or issue contained in this Agreement, the Parties undertake to enter into negotiations in good faith regarding a variation of this Agreement in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such law.

29.2.	If either Party is prevented from performing any of its obligations in terms of this Agreement as a result of any existing or new law or as a result of any event beyond its reasonable control whether or not foreseeable, including general power failures, breakdown of telecommunication networks or computers, political intervention, imposition of sanctions, riot or insurrection, it shall not be liable for any failure to perform its obligations under this Agreement while such event persists and shall have the right (unless such event has or is likely to persist for a period not exceeding 30 (thirty) days) to terminate this Agreement at any time after the intervention of or becoming aware of such event.

29.3.	If this Agreement is terminated by either Party in accordance with the provisions of this clause 29 neither Party shall have any claim or obligation in respect of any loss suffered or damages incurred as a result of such cancellation.

30.	GENERAL

30.1.	Whole Agreement

30.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

30.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

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30.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

30.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

30.4.	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

30.5.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

30.6.	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

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30.7.	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other Party, save as otherwise provided herein.

30.8.	Exclusion of Electronic Signature

The reference in clauses 30.2, 30.4 and 30.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

31.	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

32.	SIGNATURE

32.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

32.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

32.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

32.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

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For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 march 2013
Place:	Sandton

Witness:

Witness:

For:	BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

Witness:

Witness:

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Annexure 1

CONTRACTS

•	Fraser Alexander Construction A Division of Fraser Alexander (Pty) Ltd – Treatment of Tailings;

•	Rand Refinery Contract;

•	The memorandum of agreement for the rendering of security services made and entered into between Harmony and Protea Coin Group (Security Services) (Proprietary) Limited on or about 17 January 2010.

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Annexure 2

ELUTION SERVICES DESCRIPTION AND FLOWCHART

1.	Loaded Carbon (carbon particles which have attracted Au-CN molecules (gold-cyanide) is produced in a Carbon-in-Leach process (CIL) – Saaiplaas has its own CIL plant;

2.	The Loaded Carbon produced in the Saaiplaas Plant is screened and bagged at Saaiplaas Plant and then transported to Harmony’s Central plant by road;

3.	The Loaded Carbon is sampled for gold content as a check for gold accounting purposes in the event of a dispute between the Central and Saaiplaas Plants;

4.	Central Plant treats the Loaded Carbon using an Elution process (the stripping of the Au-CN molecules from the carbon particles through a Caustic Wash);

5.	The Central Plant has two Elution circuits operating completely independently;

6.	One Elution circuit is dedicated to the Loaded Carbon sent from the Phoenix Plant, whilst another is shared by Central and Joel Plants. Therefore the Elution of the Saaiplaas Loaded Carbon is undertaken in a dedicated closed circuit, with no other gold entering or exiting the dedicated Phoenix Elution circuit;

7.	The Caustic Wash produces an Eluant solution (Au-CN molecule in solution);

8.	The Eluant is sent to the Electrowinning process (where gold is plated onto cathodes and Gold plated onto the cathodes is washed, filtered and dried;

9.	Spend Eluant (solution exiting the electrowinning process) is pumped to the Central Plant CIP circuit;

10.	Spend Phoenix Eluant is sampled and gold content calculated. The gold determined to be contained in the spent Eluant is credited to Phoenix Plant and subtracted from Central Plant’s production;

11.	Total gold allocated to the Phoenix Plant is equal to the sum of the actual gold eluted (and recovered from the electrowinning process plus gold in the Phoenix spend Eluant;

12.	After Elution, the carbon particles are regenerated and returned to Saaiplaas Plant;

13.	Central Plant charges PhoenixCo a fixed rand per Elution rate calculated monthly, per carbon ton eluted. (Therefore the aggregate of direct cost and overheads divided by tons treated);

14.	Gold sludge is sent to Rand Refinery for treatment and production of pure gold; and

15.	Refining charges are assigned to all Harmony operations based on gold production (and PhoenixCo will continue to contribute to the aggregate Harmony refining cost based on gold ounces produced.

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Annexure 3

SERVICES

Service	Brief Description – Services to be supplied by Harmony on a cost recovery basis (Disbursements)
Environmental and radiation	Environmental, radiation and rehabilitation liability and consulting services.

Surveying	Surveying of tonnages mined and other surveying services.

Financial Services	Various accounting services including Oracle system support, payroll financial reporting, financial forecasting and taxation, corporate reporting together with Risk and Assurance service.

Ore Reserve Services	Drilling, geological modelling and ore resource/reserve determination.

Deposition Services	Provide PhoenixCo with depositional sites (FSS1, 4 and 6 and Brand D) until the St. Helena Dams have been commissioned.

Health	Access to Harmony’s hospital and health services.

Power	Provision of power.

Water	Provision of water including all pumping, reticulation and maintenance services and the supply of the Water Allocation, or portion thereof.

Information Technology	The provisions of information technology services.

Engineering	Including shared engineer with Central plant and consulting services, share of Group Metallurgical manager.

Workshop	Repair and maintenance services.

Compressed Air	Provision of compressed air from Saaiplaas Number 2 Shaft.

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Social & Labour Plan Costs	Social & Labour Plan Costs until new Mining Right Registered and Transferred.

Assay	Use of assay laboratory services.

Human Resources	Human resources and industrial relations services.

Project Management	Project management services, including project engineering services.

Elusion Services	Elusion treatment of loaded carbon at Central Plant.

Technical Services	Chief electrician, quality control, contract negotiation.

Stores and Procurement	Provision of central stores facility, management of procurement.

Quality Management	Provision of quality management services, ISO certification.

Security and Safety	Safety auditing and consulting.

Security Capacity	Providing security to PhoenixCo facilities until PhoenixCo procures its own security services.

General Corporate Services	Legal and secretarial services, management services.

Employee Secondment Services	Secondment of employees of Harmony to PhoenixCo.

Interim Services	Temporary supply of services in terms of the Contracts.

Treasury Function Services	Management of PhoenixCo’s treasury function.

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Annexure 4

SERVICE FEE

Total Service Fee Per Month (Excluding VAT) Service	Rands % Fee	200000 Year 1 Monthly Fee - Rands
Environmental and radiation	2%	4000
Surveying	2%	4000
Financial Services	5%	10000
Ore Reserve Services	2%	4000
Depositional Sites	1%	2000
Provision of Phoenix Project management and staff	11%	22000
Health	2%	4000
Power	2%	4000
Water	2%	4000
Information Technology	6%	12000
Engineering	5%	10000
Workshop	4%	8000
Compressed Air	2%	4000
Social & Labour Plan Implementation	2%	4000
Assay	2%	4000
Human Resources	5%	10000
Project Management	5%	10000
Elusion	9%	18000
Technical services	5%	10000
Stores and Procurement	11%	22000
Quality Management	3%	6000
Safety & Security	4%	8000
Security Capacity	0%	0
General Corporate Services	4%	8000
Interim Services	0%	0
Treasury Function Services	4%	8000

Total	100%	200000

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21